Exhibit 99.3.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

As the Company expands the Company will be exposed to a variety of market risks including credit risk, commodity price risk and interest rate risk. ASEC will address these risks through a program of risk management which may include the use of derivative instruments including hedging contracts. Such contracts may involve incurring future gains or losses from changes in commodity prices or fluctuations in market interest rates.

Credit Risk.  The Company monitors its risk of loss due to non-performance by counterparties of their contractual obligations. ASEC’s principal exposure to credit risk is through its operating partners and their management of the sale of its oil and natural gas production, which they market to energy marketing companies and refineries.  The Company monitors its exposure to these counterparties primarily by reviewing credit ratings, financial statements, production, sales, marketing, engineering and reserve reports.

Commodity Price Risk.  The Company is exposed to market risk as the prices of oil and natural gas are subject to fluctuations resulting from changes in supply and demand. To reduce ASEC’s exposure to changes in the prices of oil and natural gas the Company may in the future enter into commodity price risk management arrangements for a portion of its oil and natural gas production.